News

DENBURY RESOURCES ENTERS INTO RESTRUCTURING SUPPORT AGREEMENT FOR PRE-PACKAGED PLAN TO STRENGTHEN ITS BALANCE SHEET AND REDUCE DEBT BY $2.1 BILLION

Intends to File Voluntary Chapter 11 Petitions to Implement Financial Restructuring

Receives Committed DIP and Exit Financing of up to $615 Million
to Support Continued Operations in the Normal Course

PLANO, Texas – July 29, 2020 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced that it has entered into a Restructuring Support Agreement (the “RSA”) with funded debtholders holding 100% of revolving credit facility loans, approximately 67.2% of second lien notes and approximately 70.8% of convertible notes for a “pre-packaged” plan that will eliminate the Company’s $2.1 billion of bond debt.

To implement the balance sheet restructuring contemplated by the RSA, the Company is soliciting approval of the “pre-packaged” plan and expects to file voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas (the "Court") on or before July 30, 2020.

Denbury expects to continue normal operations throughout the Court-supervised process. Pursuant to their commitment letter, the Company’s existing lenders will provide a debtor-in-possession (“DIP”) revolving loan that will “roll” into an exit facility with up to $615 million in availability. Following Court approval, the Company expects this financing, together with cash flow from operations, to support the business during the Court-supervised process. Denbury will continue to evaluate the operating environment and make adjustments, as necessary, to adapt to the impact of COVID-19, OPEC+ actions and other factors affecting its business.

Chris Kendall, Denbury’s President and CEO, commented, “Denbury has developed a distinctive strategy focused on CO2 enhanced oil recovery (EOR), reinforced by a portfolio of high quality, low decline assets. Recently our entire industry has been highly impacted by the global oil demand destruction caused by the COVID-19 pandemic, driving record low oil prices and rapid changes in energy market conditions. In response to this extraordinarily difficult business environment, we have taken multiple proactive steps at Denbury to preserve liquidity, including by reducing our capital spending and general and administrative costs and optimizing operations. This is in addition to many similar actions taken by the Company over the last several years as we navigated significant oil price volatility and made consistent progress in reducing leverage. However, even after taking these steps, it became apparent that a comprehensive financial restructuring would be necessary to address our legacy debt burden and create a clear path forward for the Company.

“The difficult decision to undertake this financial restructuring process follows a comprehensive review of alternatives, and we believe it is an important and necessary step that will best position our company for long-term success. As we undertake the process, we are pleased to have the support of our lenders and bondholder groups, which will enable us to complete the financial restructuring on an expedited basis. Our dedicated team continues to perform at a high level, remaining highly focused on safe, responsible and efficient operations, and we are committed to working with our service providers and vendors in the same manner as we have in the past.

“We are confident that this process will significantly reduce our debt, strengthen our balance sheet and position Denbury for a strong future. Looking forward, I believe that Denbury’s unique CO2 EOR focused strategy will continue to differentiate us from the industry, providing an advantageous solution that significantly reduces the CO2 emissions associated with the production of oil, underpinning our target of reaching full carbon neutrality in this decade.”

The Company intends to seek Court approval to pay suppliers in full under normal terms for goods and services provided on or after the filing date. Under terms of the “pre-packaged” plan, which is subject to Court approval, general unsecured pre-petition claims will also be paid in full in the ordinary course.

Additional information is available at www.denburyrestructuring.com or by calling Denbury’s Restructuring Hotline at 855-917-3570 (toll-free in the U.S.) or 503-520-4467 (for calls originating outside the U.S.). Information related to the solicitation process is available on a separate website administered by Denbury’s claims agent, Epiq, at https://dm.epiq11.com/Denbury.

Kirkland & Ellis LLP is acting as legal counsel to Denbury, Evercore Inc. is acting as financial advisor and Alvarez & Marsal is serving as restructuring advisor.

ABOUT DENBURY RESOURCES

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to carbon dioxide enhanced oil recovery (CO2 EOR) operations. For more information about Denbury, please visit www.denbury.com.

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This press release contains forward-looking statements that involve a number of risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent Form 10-Q and its 2019 Form 10-K.  These risks and uncertainties are incorporated by this reference as though fully set forth herein.  The forward-looking statements contained herein are based on financial, market, geological and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks, and subject to the Company’s ability to confirm and consummate a plan of reorganization under Chapter 11 or an alternative restructuring transaction, the risks attendant to the bankruptcy process, the adequacy and restrictions of a DIP facility such as that contemplated by our lenders’ commitment letter, and the impact of all of these factors upon our ability to capitalize on the reorganization process and emerge as an entity equipped to operate as a going concern on a long-term basis.  There is no assurance that the goals and projections herein can or will be met. Actual results may vary materially. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

INVESTOR CONTACT:
John Mayer
Denbury Resources Inc., Director of Investor Relations
972.673.2383

MEDIA CONTACT:
Andrew Siegel / Michael Freitag / Andrew Squire
Joele Frank, Wilkinson Brimmer Katcher
212.355.4449

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